UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2004

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

(a)                                  WisPark Venture – On December 21, 2004, CenterPoint announced the formation of CenterPoint WisPark Land Company LLC (“CenterPoint WisPark Venture”), a joint venture between CenterPoint Venture LLC (the Company’s joint venture with CalEast Industrial Investors, LLC) and WisPark LLC (the development subsidiary of Wisconsin Energy Corporation).  CenterPoint WisPark Venture was created to consolidate the parties’ fully improved land holdings in the I-94 corridor north of Chicago.  Initially including 512 developable acres, this new venture will own the remaining land in LakeView Corporate Park in Pleasant Prairie, Wisconsin, the GrandView Business Park in Yorkville, Wisconsin, both formerly owned by WisPark, and CenterPoint Business Center - Gurnee, Illinois, formerly owned by the Company.  When fully developed, the land in CenterPoint WisPark venture can accommodate up to 8 million square feet.  The new venture also has exclusive options to acquire other land parcels owned by the parties.

At closing, CenterPoint Venture owned a 65% interest of CenterPoint WisPark Venture, an all equity venture. CenterPoint Venture will provide construction capital for individual projects, expanding CenterPoint Venture’s ownership interest in each development, which is expected to average 90%. CenterPoint Properties and WisPark will jointly manage all development activity.

CenterPoint WisPark Venture will have an initial capitalization of $54 million.

(b)                                 Rochelle Venture – On December 21, 2004, CenterPoint announced the signing of a joint venture agreement with UBS Real Estate to develop CenterPoint Intermodal Center - Rochelle (“CIC-Rochelle”), a 362-acre industrial park located less than one mile from the Union Pacific Railroad’s 1,230-acre intermodal facility.  The joint venture, named Rochelle Development Joint Venture, will initially be capitalized with equity commitments of $60 million by UBS Real Estate and $15 million by CenterPoint, supported by a $30 million subscription facility led by Wachovia Securities.  Consistent with the Company’s capital recycling strategy, the venture expects to develop and sell completed leased buildings or to develop facilities to be owned by users.  The subscription facility is planned to finance all project development costs.  The venture will pay the Company development and other fees in addition to a promoted interest in profits, after invested equity achieves a hurdle return.

CIC-Rochelle, when finished, is expected to contain more than 5 million square feet of industrial facilities.  In December 2004, CenterPoint delivered its first build-to-suit at this park, a 400,000-square-foot distribution facility for RC2 Corporation, a leading designer, producer and marketer of high-quality toys and collectibles.  This build-to-suit is also the first in the I-39 corridor near the intersection of Interstates 88 and 39.

(c)                                  DuPage Tech Park – On December 21, 2004, CenterPoint announced its entrance into an agreement with the DuPage Airport Authority to develop DuPage Technology Park, an 800-acre site located just south of the DuPage airport.  About 413 acres are developable and could support more than 5 million square feet of light industrial and technology space when completed.  Under the agreement, CenterPoint was selected as master developer of the park and will lease usable land from the County in step with anticipated development demands.  CenterPoint will initially lease 25 acres to accommodate several transactions in negotiation.

Located at Roosevelt Road and Fabyan Parkway in West Chicago, Illinois, the site was awarded $34 million through the States’ Illinois First Program in 2001, to cover all infrastructure expenses associated with improving the parcel.  The park’s roads, detention ponds and utilities infrastructure are due to be completed in 2005.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description

99.1	CenterPoint Wispark Land Company LLC, between CenterPoint Venture LLC and Wispark LLC, dated December 22, 2004.

99.2	Rochelle Development Joint Venture, between CenterPoint Realty Services Corporation and Highway 38 Investors LLC, a UBS Realty Investors, LLC, company, dated December 14, 2004.

99.3	Agreement to Develop and Lease, between CenterPoint Properties Trust and DuPage Airport Authority, dated December 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated: January 18, 2005	By:	/s/ Paul S. Fisher
Paul S. Fisher
President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	CenterPoint Wispark Land Company LLC, between CenterPoint Venture LLC and Wispark LLC, dated December 22, 2004.

99.2	Rochelle Development Joint Venture, between CenterPoint Realty Services Corporation and Highway 38 Investors LLC, a UBS Realty Investors, LLC, company, dated December 14, 2004.

99.3	Agreement to Develop and Lease, between CenterPoint Properties Trust and DuPage Airport Authority, dated December 15, 2004.